Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION
OF NP CAPITAL CORP.

Under Section 242 of the General Corporation Law

           The undersigned, the Chief Executive Officer and Director of the corporation, does hereby certify as follows:

    FIRST: The name of the corporation is:

                           NP CAPITAL CORP.

           SECOND: The certificate of incorporation of the Corporation is hereby amended by replacing Article First, in its entirety, with the following:

"FIRST: The name of the corporation is Solar Energy Initiatives, Inc. (the"Corporation")."

           THIRD: The amendment of the certificate of incorporation herein certified has been duly adopted by written consent of the Corporation's Board of Directors and stockholders holding a majority of the outstanding shares of common stock of the Corporation in accordance with the provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware.

    FOURTH:   The effective date of this amendment to the certificate of incorporation shall be September 18, 2008.

           IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Bradley Holt, its CEO, this 3rd day of September 2008.

NP CAPITAL CORP.

By:	/s/ Bradley Holt
Name: Bradley Holt
Title: CEO